Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

COMPLETES ACQUISITION OF AURORA FINANCIAL GROUP INC.

– Closes on $723 Million MSR Portfolio –

MOORESTOWN, NJ – June 1, 2015 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”), today announced the completion of its previously announced acquisition of Aurora Financial Group Inc. (“Aurora”) for approximately $4.0 million plus the assumption of approximately $3.0 million in liabilities. The acquisition provides the Company with an approximate $723 million MSR portfolio.

“We are pleased to complete the acquisition of Aurora, which positions us to execute on our previously stated strategy of purchasing full MSRs,” said Jay Lown, Cherry Hill Mortgage Investment Corporation’s President and Chief Investment Officer. “We want to give a special thank you to our partners at Freedom Mortgage, which provided integral support to our efforts to secure and complete this acquisition.”

The MSR portfolio consists solely of loans being serviced for Fannie Mae and Freddie Mac, and the acquisition included approvals from them. The Company is continuing to pursue an approval from Ginnie Mae.

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC, which is an affiliate of Freedom Mortgage Corporation.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, its ability to complete the pending Aurora transaction, its ability to execute on the anticipated strategy of purchasing full MSRs, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Investor Relations

(877) 870-7005

InvestorRelations@CHMIreit.com